Exhibit 10.3

UC Case Number UC 2009-334

Second Amendment to

"Exclusive License Agreement for Insect Repellant and Attractants"

This second amendment to the "Exclusive License Agreement for Insect Repellants and Attractants" ("Second Amendment") is entered into as of this 18th day of Nov. 2011 ("Second Amendment Effective Date"), by and between The Regents of the University of California ("The Regents"), a 'California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, represented by its Riverside campus having an address at University of California, Riverside, Office of Vice Chancellor for Research, 200 University Office Building, Riverside, CA 92521, and Olfactor Laboratories, Inc., a Delaware corporation ("Exclusive Licensee"), having a principal place of business at 1650 Spruce Street, Suite 500, Riverside, CA 92507.

Background

Whereas, on January 29, 2010, the Exclusive Licensee and The Regents entered into an agreement entitled "Exclusive License Agreement Between The Regents of the University of California and Olfactor Laboratories, Inc. for Insect Repellents and Attractants", having UC Control Number 2010-04-0467 ("Exclusive License Agreement"), for certain inventions relating to the development of a novel approach to insect repellants and attractants ("Inventions"), as defined in the Exclusive License Agreement which were developed by Anandsankar Ray, et. al. at the University of California, Riverside campus, and are claimed as "Patent Rights", as defined in the Exclusive License Agreement.

Whereas on December 16, 2010, the Exclusive Licensee and The Regents agreed upon the "First Amendment to Exclusive License Agreement for Insect Repellant and Attractants" having UC Control Number 2010-04-0467 Rev. A ("First Revision"), under which the Exclusive Licensee re-assessed their business plan and financing needs and proposed an alternate plan to add a new Minimum Annual Royalty payment and to modify the new Diligence terms.

Whereas the inventors Anandsankar Ray, et. al. and the Exclusive Licensee have been able to explore the invention and the fields of use further and have proposed the broadening of the field of use and to include new materials; and

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Whereas, The Regents and the Exclusive Licensee have discussed the addition of the new materials and the new field of use in the Invention and agree to modify the Exclusive License Agreement so that the modifications in the Field of Use, Patent Rights, Licensee Fees and Royalties articles would be reflected in the Exclusive License Agreement.

The parties agree as follows:

A.	Paragraph 1.D. of the Exclusive License Agreement on the Definition of "Field of Use" is deleted in its entirety, and replaced with:

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D. "Field of Use" means the use of the Licensed Products and Licensed Methods for identification of activators and inhibitors of insect carbon dioxide receptors for use in traps and chemical lures and for repellants for flying hematophagous dipteran insects and cimicidean insects. Any use of the Licensed Products for other than insect carbon dioxide receptors for traps and chemical lures and repellants for flying hematophagous dipteran insects and cimicidean insects is expressly excluded from the Field of Use. This definition of Field of Use specifically excludes the use of the Licensed Products and Licensed Methods for repellants for non-flying hematophagous dipteran insects, methods for repelling non-flying hematophagous dipteran insects, or methodology for screening new lure or repellant compounds or theirs insect targets or methods for olfactory reactivity assessment which incorporate Euclidian distance screening methodology, with the exception of the insect carbon dioxide receptors.

B.	Paragraph 1. I. of the Exclusive License Agreement on the Definition of "Patent Rights" is deleted in its entirety, and replaced to include another patent application as follows:

1.	I. "Patent Rights" means The Regents' interest in the Valid Claims of the United States patents and patent applications, corresponding foreign patents and patent applications and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuations that are entirely supported in the specification and entitled to the priority date of the parent application) based on the following:

"Insect Repellent and Attractants," filed on March 4, 2009, United States Patent Application Serial Number 12/198,164, assigned to The Regents (UC Case Number 2009-334).

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"Predicting Ligands for Odor Receptors and Olfactory Neurons Using Chemical Informatics" filed on April 16, 2011, United States Patent Application Number PCT/US11/32804, assigned to The Regents (UC Case Number 2010-476).

This definition of Patent Rights excludes any rights in and to New Developments.

C.	Paragraph 5. A. of the Exclusive License Agreement on Royalties is deleted in its entirety and replaced to increase the percentage of Earned Royalty as follows:

5. A. As further consideration for all rights and licenses granted to the Licensee, the Licensee will pay to The Regents an earned royalty ("Earned Royalty") at the rate of four percent (4%) based on the Net Sales of Licensed Products on the earlier of eighteen (18) months from the Effective Date or when Licensee becomes cash flow positive (excluding capital expenditures).

Amendment, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

Olfactor Laboratories, Inc.	The Regents of the University of California

Signature: /s/ Amro Albanna	Signature: /s/ Craig Sheward

Print Name: Amro Albanna	Print Name: Craig Sheward

Title: CEO	Title: Assistant Vice Chancellor

Date: 11-18-2011	Date: 1/31/2012

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